EXHIBIT 99.2

American Eagle Outfitters, Inc.
July 2006
Recorded Sales Commentary Transcript dated August 2, 2006

Good afternoon. Welcome to the American Eagle Outfitters July 2006 Sales Commentary. This is Judy Meehan, Senior Director of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

July performance demonstrated a favorable customer response to our on-trend back-to-school assortment and continued momentum of the AE brand. We are pleased with July results, which were driven by positive store traffic, increased sales metrics and, importantly, contributed to our improved second quarter earnings outlook.

Total July sales of $197.4 million increased 12% compared to $175.8 million last year. We delivered a comparable store sales increase of 7%, following a 17% comp increase in July of last year.

Men's achieved a low double-digit comp and women's produced a comp in the positive mid-single digits. The best performing categories included men's and women's shorts, knit tops, jeans, men's graphic tee shirts, women's sweaters and aerie intimates.

Ae.com performed well, with July sales increasing 39% compared to last year.

July store traffic was positive, resulting in a mid-single digit increase in transactions per store. Our average transaction value increased in the low single digits, driven by a low single digit increase in units per transaction and a higher AUR.

Our average unit retail price increased in the low-single digits, reflecting strength in full-priced back-to-school merchandise and fewer promotions on summer clearance. Additionally, we continue to strategically evolve consumer marketing toward our loyalty program, AE All Access Pass, and away from less profitable promotional activities. This strategy has had a positive impact on profit margins.

Positive comps by week compared to comp increases last year are as follows:

  Week one of mid-teens, compared to mid-twenties;
  Week two of mid single-digits, compared to high-teens;
  Week three of high single-digits, compared to low double-digits; and
  Week four increased slightly, compared to mid-teens last year.

It's important to note that week four was affected by the timing of certain events. Georgia's tax-free event shifted from the fourth week of July last year to the first week of August this year. Also, consistent with later school starts in certain southern markets we moved our planned annual denim event in early back to school markets from the last week of July to the first week of August.

July comps by geographic region were as follows:

  The Northeast achieved a positive mid-teen comp;
  The Southwest increased in the high single-digits;
  The Mid-Atlantic and Mid-West were up the mid single-digits;
  The West increased in the low single-digits;
  The Southeast declined in the low single-digits; and
  Canada achieved a comp in the positive mid-twenties.

We were pleased with the customer response to the try-on event, which raised awareness of our new denim styles. Looking ahead, our collection is on-trend and we are well-positioned entering the back-to-school shopping season.

Our "Fall One" assortment will arrive in stores the last week of August, one week earlier than last year, providing newness during peak back-to-school shopping. The new line will feature updated fall knits, new women's sweaters and an expanded fleece assortment. We also look forward to the chain-wide launch of our new intimates sub-brand, aerie by American Eagle, during the first week of September.

Based on strong margin performance in July, we are raising our second quarter earnings expectation to $0.45 to $0.46 per share, compared to $0.37 last year. Our previous guidance was $0.41 to $0.43 per share. The second quarter guidance includes approximately $0.01 of stock option expense, which was not reflected last year.

We will announce our second quarter earnings on Tuesday, August 15th. To listen to our conference call, please dial 877-601-0864, ten minutes before 9:00 a.m. Eastern Time, or go to our web-site, ae.com.

Thank you for your continued interest in American Eagle Outfitters.